Exhibit 10.1

*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed with the Securities and Exchange Commission.

MEMORANDUM OF AGREEMENT

THIS MEMORANDUM OF AGREEMENT (“MOA”) is entered into and effective as of the 15th day of August, 2005 (the “Effective Date”) between:

1)	Linc Energy, Ltd ABN 60 076 157 045., a corporation organized in the state of Queensland, Commonwealth of Australia with offices at AMP Plaza, Level 7, 10 Eagle Street, Brisbane, Queensland, Australia (“Linc Energy”) and

2)	Syntroleum International Corporation, a corporation organized in the State of Delaware, United States of America with offices at 4322 South 49th West Avenue, Tulsa, Oklahoma 74107 (Syntroleum International and Syntroleum Corporation, its parent company, hereinafter referred to jointly as “Syntroleum”);

herein collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS, Syntroleum has developed proprietary technology encompassing the conversion of carbonaceous substances into a mixture of hydrocarbons comprising one or more of the processes of syngas production, Fischer-Tropsch catalytic reactions to produce a product stream, and upgrading the Fischer-Tropsch hydrocarbon product stream into finished synthetic hydrocarbon products, as well as the internal processes and catalysts required for the reactions, which forms the core for the Syntroleum® Process that produces liquid transportation fuels, lubricants and other specialty chemicals (the “Syntroleum Technology”).

WHEREAS, Syntroleum has made significant expenditures over the last twenty years critical to the success of developing commercial gas-to-liquids (“GTL”) plants utilizing Syntroleum Technology, including the engineering and construction of pilot plant facilities for the Autothermal Reformer (ATR) and the multi-stage advanced Fischer-Tropsch reactor unit (FTR), product refining unit (RPU/ Synfining®) and the 100 barrel per day Catoosa Demonstration Facility (CDF) which contains all three technology components (ATR, FTR and Synfining®), to demonstrate and support the design basis for the Syntroleum Technology, which cumulative research and development, project development and administrative expenses are estimated to exceed $200 million.

WHEREAS, Syntroleum is pursuing further development and demonstration of its FTR and Synfining® technology integrated with third party coal gasification technology or integrated with underground coal gasification (“UCG”) processes and syngas clean-up technology to convert coal into liquid transportation fuels, lubricants and other specialty chemicals, and commonly known as coal-to-liquids (“CTL”).

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WHEREAS, Syntroleum has or is developing relationships within the international financial community, including Ex-Im banks of the United States, Australia, China and Japan and other governmental agencies in these countries that have expressed interest in supporting Syntroleum CTL plants.

WHEREAS, Linc Energy has acquired exploration license rights to major coal deposits in Queensland, Australia with a potential of 3.9 billion tons in place that are expected to be suitable for UCG development.

WHEREAS, Linc Energy has operated a commercial scale UCG facility in Queensland, Australia producing a nitrogen-diluted mixture of hydrogen and carbon monoxide gases (“Syngas”) at a ratio of approximately 2:1 hydrogen to carbon (the “Linc Energy Technology”) and furthermore intends to build a 30 MW independent power plant with a GE Frame 5 gas turbine that uses this Linc Energy Technology (hereinafter the “Chinchilla Phase One Project”).

WHEREAS, Linc Energy believes that the UCG facility at Queensland could be expanded to produce additional UCG Syngas that may be suitable as feedstock for a 17,000 barrel per day UGC-CTL plant using Syntroleum Fischer-Tropsch and Synfining® technologies (hereinafter the “Chinchilla Phase Two Project”).

WHEREAS, Syntroleum and Linc Energy wish to work together to develop and demonstrate UCG-CTL technology based upon integrating Linc Energy UCG technology, Syntroleum FTR and Synfining® technology and appropriate third party Syngas clean-up technology for use at the Chinchilla Phase Two Project as well as other UCG-CTL projects.

WHEREAS, Syntroleum and Linc Energy wish to share the relevant expenses of the technology development and demonstration with Syntroleum contributing its expected funding from third parties and Linc Energy contributing cash including funds from expected public offerings.

WHEREAS, Syntroleum and Linc Energy desire to work together to develop the Chinchilla Phase One Project and Chinchilla Phase Two Project with potential expansion of these projects to produce power from additional UCG Syngas production and tail gas and heat recovery from the Chinchilla Phase Two Project and further expand the UCG-CTL plant in the future to 34,000 barrels per day (hereinafter the “Chinchilla Phase Three Project”).

WHEREAS, Linc Energy desires to immediately raise A$***-A$*** million in equity capital from private investors (“Cornerstone Investors”) as well as raise additional capital in an initial public offering (“IPO”) for Linc Energy common stock on the Australian stock market for the Chinchilla Phase Project and eventually other UCG-CTL projects in Queensland and other locations.

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WHEREAS, Syntroleum and Linc Energy wish to work together to develop other UCG-CTL projects in Queensland and other locations similar to the Chinchilla Project with public equity funding from the Australian stock market and other third party sources.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and promises contained in this MOA, Syntroleum and Linc Energy agree as follows:

1. Agreements. The Parties shall negotiate in good faith the definitive agreements for the technology demonstration, commercial project development, construction and operation of a CTL plant based upon in-situ gasification of coal utilizing Linc Energy Technology, Syntroleum Technology and other third party technology (“Definitive Agreements”). Such agreements shall define the contributions, obligations, and participation of each individual Party and may include, but not be limited to a Technology Development Agreement (“TDA”), Site License Agreement (“SLA”), Project Development Participation Agreement (“PDPA”) and Equity Purchase Agreement (“EPA”). The Parties agree that the Definitive Agreements will contain terms and conditions generally found in similar agreements in the international petroleum refining industry.

2. Current Costs and Expenses. Except as provided in this MOA, each Party shall bear its own costs and expenses of negotiating, entering into and performing its obligations under this MOA until such time as the Definitive Agreements are executed.

3. Technology Demonstration, Phase 1a. Syntroleum intends to initiate a first phase program to demonstrate certain aspects of the Syntroleum Technology under conditions expected in a commercial CTL project (“Demonstration 1 Program”). The general scope of work for the Demonstration 1 Program is expected to be as follows:

a.	Laboratory testing of FT catalyst at the University of Kentucky and Syntroleum Tulsa laboratories.

b.	Other testing as required and identified by Syntroleum.

It is expected that total expenditure will be US$*** to execute this work or related or expanded work utilizing third party contractors and Syntroleum staff. The expenses for this work and any additional scope of work, including extended testing runs as may be determined to be necessary by Syntroleum, will be paid by Syntroleum. Linc Energy’s participation in the Demonstration 1a Program shall be either (1) paying Syntroleum an amount equal to half of the total expenses as incurred by Syntroleum up to a maximum of US$***; or (2) providing Syntroleum with a detailed report, including raw data, in a form acceptable to Syntroleum on a similar CTL technology demonstration program, such demonstration program being equivalent in cost and scope to the Demonstration 1a Program and being funded independently by Linc Energy or as the Parties may otherwise agree. Expenditures for such demonstration programs shall be reported to the Parties in terms of Generally Accepted

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Accounting Principles (“GAAP”). Under the terms of a Definitive Agreement containing appropriate intellectual property protection procedures, Linc Energy employees will work along side Syntroleum employees to gain knowledge and experience in CTL operations. If Linc Energy chooses to participate in the Demonstration 1a Program, Syntroleum will provide a summary report to Linc Energy on the results of that testing program.

4. Technology Demonstration Program, Phase 1b. Syntroleum intends to initiate a supplemental program to demonstrate the Syntroleum Technology at the bench scale level. The Parties agree to collectively approach Tennessee Eastman to utilize coal derived syngas from its facility in Kingsport, Tennessee for this activity (the “Phase 1b Program”). The expenses for the Phase 1b Program, including any extended testing runs that may be identified and required by Syntroleum and Tennessee Eastman, will initially be funded by Syntroleum. As part of Linc Energy’s public offering which would be supported by Syntroleum (See Paragraph 14 Chinchilla Public Offering) Linc Energy agrees to consider including up to an amount of US$*** as explicit use of funds to reimburse Syntroleum for the Phase 1b Program or as the Parties may otherwise agree. Alternatively, the Parties will work together to obtain alternative funding from either internal or third-party funds to support the Phase 1b Program. The general scope of work for the Phase 1b Program is expected to include:

a.	Laboratory testing of FT catalyst at the Tennessee Eastman’s Kingport facility at using bench scale Continuous Stirred Tank Reactors (CSTR’s) supervised by Syntroleum and Tennessee Eastman staff;

b.	Utilization of actual coal syngas from the Kingsport facility; and

c.	Other testing as required and identified by Syntroleum and Tennessee Eastman.

If Linc Energy participates in the funding of the Phase 1b Program, Syntroleum will provide a detailed report to Linc Energy on the results of this testing program, once the program is completed and Syntroleum has received payment from Linc Energy.

5. Technology Demonstration, Phase 2. The Parties agree to jointly evaluate the need for a second phase program to demonstrate the Syntroleum Technology at the bench scale level using Syngas produced at the Chinchilla Project facility (“Demonstration 2 Program”). The general scope of work for the Demonstration 2 Program is expected to be as follows:

a.	Building of a Syntroleum designed Fischer-Tropsch CSTR mobile lab;

b.	Shipping of lab to Chinchilla Project facility; and

c.	Operating lab for a period of at least 90 days of uninterrupted production.

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If the Parties jointly determine the need for this Demonstration 2 Program, Linc Energy agrees to pay Syntroleum ***% of the total costs of the program provided that Linc Energy’s contribution to costs will be no more than US$***. A detailed description of the lab and scope of work with appropriate budget breakdown and each Party’s liability in relation to costs will be set out in a Definitive Agreement. Amounts contributed by Linc Energy to the Demonstration 2 Program will be used to fund third party contractors and Syntroleum staff, the engineering, procurement and construction of the mini mobile laboratory, transport of the lab unit to Queensland and operation of the lab unit. Expenditures incurred in relation to the Demonstration 2 Program will be reported to the Parties using GAAP. Expenses for the remaining portion of the scope of work, including any extended testing runs as may be identified and required by Syntroleum (expected to be an additional US$***), will be paid by Syntroleum.

If the Demonstration 2 Program is able to be executed for less than currently budgeted, then Linc Energy and Syntroleum will share the expenses equally. Under the terms of a Definitive Agreement containing appropriate intellectual property protection procedures, Linc Energy employees will work along side Syntroleum employees to gain knowledge and experience in CTL operations. Syntroleum will provide a detailed report to Linc Energy on the results of the Demonstration 2 Program.

6. Technology Demonstration, Phase 3. The Parties agree to jointly evaluate the need for a third phase program to demonstrate the Syntroleum Technology at the pilot plant scale of nominally two barrels per day (“Demonstration 3 Program”). Linc Energy agrees to earmark up to AUD$*** from its upcoming equity raising to cover the cost of constructing and operating this pilot plant for a period of one year. In return for Linc Energy funding the budgeted and reasonable construction and operating expense of this pilot plant, Syntroleum will contribute the use of its detailed engineering designs that were used for the Tulsa pilot plant at no cost to Linc Energy, the ownership of such designs remaining with Syntroleum and the protection of the intellectual property being strictly enforced under the terms of a Technology Development Agreement. For this program, the Parties agree to prepare a detailed description of the scope of work with appropriate budget breakdown of costs of this work that is expected to utilize third party contractors and Syntroleum staff, and also include engineering, procurement and construction of the pilot plant with all such expenditures being reported to the Parties using GAAP. Under a Definitive Agreement, Syntroleum will work with Linc Energy to provide training to Linc Energy employees who will jointly operate any such pilot plant in preparation for Linc Energy’s future operation of a commercial CTL plant.

7. Credits Against License Fees. In consideration for early contribution by Linc Energy of up to US$*** funding for the Demonstration 1a Program, Demonstration Phase 1b Program, Demonstration 2 and Demonstration 3 Program, Syntroleum will provide Linc Energy up to a US$*** credit against the payment required for a Site License to use the Syntroleum Technology for the Chinchilla Phase Two Project. Such credit will be applied to license fees due to Syntroleum at the

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start of construction of the plant, but no later than *** years from the completion of Demonstration 2 or 3 Program, unless an extension is agreed in writing by Syntroleum following receipt of request from Linc Energy containing reasonable justification. The Parties agree to negotiate for additional credits that would be provided in return for any further technology demonstration as the Parties may agree.

8. Site Reservation Fee. At the time of execution of the Site License agreement for the Chinchilla Phase Two Project, Syntroleum will grant Linc Energy rights to use the Syntroleum Technology in developing a single UCG-CTL project to produce transportation fuels, with unlimited capacity expansion at the designated site at the same volume-based fee structure included in the Site License. By execution of this MOA Syntroleum grants Linc Energy a period until December 31, 2005 to execute a Site License for the Chinchilla Phase Two Project. If a Site License is not executed within such specified period, this MOA shall terminate. The Site License Agreement is intended to include terms to maintain the exclusive site reservation for Chinchilla Phase Two Project for up to two years provided that (1) Linc Energy is funding ongoing technology demonstration programs or (2) paying a minimum fee of US$*** per year (“Site Reservation Fee”) for up to a total of *** years extension.

9. Syntroleum CTL Site License. The Site License fee shall be calculated as discussed in subclause “a” below, and payable, as discussed in subclause “b” below, in installments as the Chinchilla Phase Two Project progresses through first production. The

a.	The Site License fee is calculated as follows for the first plant:

***

For Example: ***

b.	Progress payments shall be made to Syntroleum in accordance with the following schedule:

***

10. ExxonMobil Sub-License Agreement. An ancillary technology sub license from ExxonMobil that provides certain enhancements to the Syntroleum Technology will be included with the Syntroleum Site License.

a.	The additional license fee to be paid by Linc Energy to ExxonMobil is based upon diesel production (approximately 75% of total capacity) and will be as follows:

***

For Example: ***

***

***

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b.	Payments are made quarterly to ExxonMobil after start-up of the CTL plant and any capacity expansion will incur additional fees at the same per barrel rate.

11. Fees for Technical Services. Under a separate Technical Services Agreement, Syntroleum will provide engineering and other project related services on a time and material basis. This includes any support required for preparation of detailed feasibility studies, process design packages and front end engineering design. Syntroleum will utilize both its own staff and the Syntroleum pre-qualified engineering contractors (the “Tier 1 Engineering Contractors”) in such scope of work. Third-party contracts will be billed at cost plus 10%. The current Syntroleum staff hourly billing rate for these technical services, which may change from time to time due to market conditions, are as follows:

a. Project Manager	US$	240
b. Sr. Engineer/Scientist	US$	200
c. Engineer/Scientist	US$	140
d. Technical/Draftsman	US$	120
e. Administrative Assistant	US$	35

12. Catalyst Purchase Agreement. Under a separate Catalyst Purchase Agreement, Syntroleum will supply its proprietary FT catalyst, utilizing a pre-qualified catalyst manufacturer operating under the direction of Syntroleum.

a.	The price of the catalyst to Linc Energy and payable to Syntroleum shall be based on actual Cost plus a Syntroleum Mark-up, wherein:

i.	Cost shall be the ***, and

ii.	Mark-up shall be the ***.

b.	Linc Energy may propose one or more Australian catalyst manufacturers as candidates (each a “Candidate”) for certification to help assure competitiveness of the catalyst bids. Syntroleum will use commercially reasonable efforts in working with each Candidate to achieve certification as a Syntroleum-approved catalyst manufacturer.

13. Equity Participation in Chinchilla Project. Linc Energy will grant Syntroleum a right of first offer option to invest in at least ***%, and up to maximum of ***%, of the equity of the Chinchilla Phase One Project and Chinchilla Phase Two Project, such total percentages above ***% being a) subject to Linc Energy’s discretion to hold greater than ***% equity itself and b) limited by the total options that may be exercised by third parties up to the time of the equity investment option

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decision by Syntroleum. At such time that Linc Energy elects to offer any equity interest in the Chinchilla Phase One Project or Chinchilla Phase Two Project, Linc Energy shall give written notice to Syntroleum which notice shall include all the terms reasonably necessary for a party to make a decision on whether to invest in the CTL project. Syntroleum shall have thirty (30) days after receipt of that notice and all the necessary terms to elect to acquire such equity interest. Such terms shall be on the same terms as offered to other third party investors. In the event that Syntroleum declines to acquire such equity interest, and Linc Energy subsequently changes the terms which it is offering to third party investors, then Linc Energy will re-offer the equity interest to Syntroleum on the new terms. This same right of first offer option will apply to any subsequent expansions of the plant covered by the Site License, such decision being required by Syntroleum prior to the start of the PDP for the plant expansion. The provisions of this Paragraph 13 do not provide Syntroleum any rights to purchase the equity of Linc Energy.

14. Chinchilla Public Offering. If Linc Energy participates in the Demonstration 1a Program, and/or Phase 1(b) Program and/or Demonstration 2 Program, Syntroleum agrees to support Linc Energy in its initial and secondary public offerings for the Chinchilla Phase One Project and Chinchilla Phase Two Project by accompanying Linc Energy on the “road show” to market the offering to private and public investors in the Australian market to answer questions about the Syntroleum Technology. Linc Energy agrees to set a minimum amount of capital to be raised in the initial public offering equal to the amount they believe will be needed to get the Chinchilla Phase One Project to first revenue and a minimum of AUD$*** for development of Chinchilla Phase Two Program that would include the use of funds to perform technology demonstration programs, a Detailed Feasibility Study (that includes a +/- 25% cost estimate) and thereafter execute a Syntroleum Site License, if the results of the study show acceptable economic returns.

15. Subsequent Projects. Syntroleum Corporation will commit to issue additional site licenses to Linc Energy to use the Syntroleum Technology for multiple UCG- CTL projects, excluding China (other than as may be granted for China under conditions of Paragraph 17), with a primary focus on Queensland, Australia locations, under the same general terms of the Site License and Equity Participation Agreement for the Chinchilla Project. Under Equity Participation Agreements for subsequent projects, Linc Energy will grant Syntroleum a right of first offer to invest in at least ***% up to a maximum of ***% of the equity for these projects, such total percentages above ***% being a) subject to Linc Energy’s discretion to hold greater than ***% equity itself and b) limited by the total options that may be exercised by third parties up to the time of the equity investment option decision by Syntroleum. The Syntroleum Site License fee for subsequent projects, including future expansion of the first site licensed plant will be calculated in the same manner as Paragraph 9b above, except that ***. There will be no limit on the number of expansions to existing plants under the single-project site license. Issuance of subsequent new site licenses (and exclusive site reservation)

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for an additional *** projects (***) will be contingent upon development activity measured by specified project milestones as follows:

***

16. Upon successful operation of the first UCG-CTL project in Queensland, Syntroleum and Linc Energy will negotiate in good faith for changes in the installment payment schedule in Paragraph 9b, for those projects in which Syntroleum has at least ***% equity ownership with such possible license fee schedule changes including but not limited to reduced, upfront payments in exchange for payments made on actual production after start-up of the plant.

17. Licensed Territory. The licensed territory for the Chinchilla Project shall be Queensland, Australia (the “Licensed Territory”). For the first two site licenses issued by Syntroleum to Linc Energy (“SLA#1” and “SLA#2” respectively) in the Licensed Territory, Syntroleum grants Linc Energy exclusive rights to develop UCG-CTL projects in the Licensed Territory, and Syntroleum shall extend this right thereafter for a period of 5 years following the successful operation of each subsequent project in Queensland. Upon successful operation of the first two UCG-CTL projects in Queensland, Syntroleum and Linc Energy will negotiate in good faith for restricted joint development of UCG-CTL projects in China to the extent that then existing agreements do not preclude Syntroleum from providing Linc Energy rights to SLA’s in China.

18. License Rights from Linc Energy. Linc Energy represents and warrants that it owns or has license rights to UCG technology, proprietary know-how and other intellectual property currently being utilized or planned to be used in the Chinchilla Phase Two Project, including, but not limited to, Ergo Exergy technologies. Other than rights to equity participation in projects described herein, nothing in this MOA confers any technology licenses to Syntroleum from Linc Energy or Ergo Exergy regarding underground coal gasification.

19. Fiscal Incentives. Linc Energy agrees to work with Syntroleum to obtain from the Commonwealth of Australia and State of Queensland a package of investment incentives that may include, but not be limited to, tax holiday, federal fuel excise tax exemption, exemption from import duties on equipment and materials, and relaxation of royalties on incremental gas.

20. International Financial Support. Syntroleum will endeavor to use its relationships with the United States Government, Government of the Commonwealth of Australia, and Ex-Im Banks of Japan and China to gain international financial support for the Chinchilla Phase Two Project.

21. Employee Solicitation and Hiring. Neither party shall, during the term of this MOA and for 2 years after its expiration or termination, directly solicit or hire an employee or contract employee (who had direct involvement with the Chinchilla Project or other UCG-CTL project initiated by Linc Energy provided hereunder, including Dr. Michael Blinderman or an individual that has a pre-existing

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strategic relationship with Linc Energy or Syntroleum) of the other Party without such Party’s written consent.

22. Foreign Corrupt Practices Act. The Parties represent that they are familiar with and understand the United States Foreign Corrupt Practices Act of 1977 and its prohibitions of offers, payments, gifts of money or anything else of value to any person for the purpose of influencing any act or decision of any government or government official, and that the Parties, their agents and representatives have complied and will comply with said Act.

23. Confidentiality. The Parties agree that this MOA and information exchanged between the Parties, both technical and commercial, will remain strictly confidential, subject to that certain Confidentiality Agreement dated 7 December 2004 (the “Confidentiality Agreement”). Subject to paragraph 24, any required disclosure will be reviewed and approved in writing by both Parties prior to the disclosure of such information.

24. Publication. Each Party agrees to refrain from disclosing the terms of this MOA, except as required by applicable law, regulation, or public securities exchange, except that the parties may disclose this MOA in connection with their solicitation of investment funding for an initial public offering or private placement. Linc Energy recognizes that public announcements regarding the material terms of this MOA and project description may be necessary upon signing of this MOA in order for Syntroleum to comply with the rules of the United States Securities Exchange Commission. Syntroleum recognizes that Linc Energy may need to make public disclosures of a general nature regarding this MOA and project description may be necessary for its private placement and initial public offering. When necessary during negotiations with potential third party participants in the Projects, the Parties recognize that additional disclosures may be necessary to encourage participation by those third parties. In such instance, each Party agrees to consult with the other Party, providing notice of the content of any press release or other announcement relating to this MOA or the project at least forty-eight (48) hours prior to the intended release of such information and that written approval be obtained from the other Party prior to release of such information.

25. Obligations and Commitments. The Parties represent that the signatories of this MOA have obtained the necessary approvals of their respective Board of Directors or other decision-making authority to allow the Parties to move forward on executing the terms of this MOA. Neither Party shall have the authority to obligate or commit the other Party in any manner whatsoever. Neither Party shall represent or hold itself out to have authority over the other, unless agreed to in writing by the other Party. Neither Party shall have the authority to obligate or commit the other Party in any manner whatsoever.

26. Liabilities. Neither party shall be liable to the other for any indirect, incidental, special, or consequential loss or damage, (including but not limited to, loss of use, loss of profit or interest, or

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business interruption), incurred by the other party, whether based on contract, negligence or other tort, statute, strict liability, or otherwise arising out of this MOA.

27. Governing Law & Arbitration. This MOA is governed by and shall be construed in accordance with New South Wales law. Any disputes arising out of or in connection with this MOA shall be referred to the senior management of the Parties for resolution. Unless settled by the senior management of the Parties in accordance with the previous sentence, all disputes arising out of or in connection with this MOA shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a panel of three arbitrators appointed in accordance with the said Rules. The seat of any reference to arbitration shall be Singapore. The substantive and procedural law of reference to arbitration shall be New South Wales law. Judgment upon any award rendered pursuant to this Paragraph 24 may be entered and execution had in any court having jurisdiction or application may be made to such court for a judicial enforcement and application, as applicable. The prevailing party in any arbitration or legal action arising out of or related to this MOA shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such arbitration or action, including court costs and legal fees, on a solicitor and his own client basis

28. Assignment. This MOA shall not be assigned by either Party without the prior written consent of the other Party, except that Syntroleum shall be allowed to assign this MOA to a new entity that is being contemplated by Syntroleum to focus on its CTL business.

29. Successors in Title. This MOA shall be binding on the new owners or successors in title of the respective parties, should such situation arise.

30. Term of Agreement. The initial term of this MOA shall be through December 31, 2005. This MOA may be otherwise extended upon written agreement of the Parties as necessary.

31. Entire Agreement. This MOA constitutes the entire and only agreement between these Parties at the time of its execution with respect to the subject matter hereof except for that certain Confidentiality Agreement. There are no undertakings or representations of any kind, expressed, implied, oral, written, statutory or otherwise not expressly set forth herein. No alteration or modification of the MOA shall be binding unless agreed in writing. Nothing in this MOA shall be construed as granting either Party a license or any other right to any Confidential Information (as defined in the Confidentiality Agreement”) or to any other intellectual property or resource of the other Party, except as expressly provided in this MOA.

32. Miscellaneous. This MOA may be executed in one or more counterparts, each of which shall be an original and together which will form one and the same instrument.

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IN WITNESS WHEREOF, Syntroleum and the Linc Energy have duly executed this MOA as of the date and year first above written.

EXECUTED AS AN AGREEMENT

By and For	By and For

SYNTROLEUM INTERNATIONAL CORPORATION	LINC ENERGY LTD

Kenneth R. Roberts	Peter A. Bond
Vice President	Managing Director